Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer & Chief Accounting Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Declares
Increase in Annualized Distribution Rate
to $3.22 per Common Unit
Whippany, New Jersey, October 23, 2008 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the nineteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.80 to $0.805 per Common Unit for the three months ended September 27, 2008. The distribution equates to $3.22 per Common Unit annualized, an increase of $0.02 per Common Unit from the previous distribution rate, and a growth rate of 7.3% compared to the fourth quarter of fiscal 2007. The distribution at this increased rate is payable on November 10, 2008 to Common Unitholders of record as of November 3, 2008.
In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “We are extremely pleased to declare our tenth consecutive increase in our quarterly distribution, which equates to an annualized rate of $3.22 per Common Unit and which represents more than 7% growth over the prior year fourth quarter. In the midst of the current financial crisis, our financial position is stronger and more stable than ever. In fact, we ended fiscal 2008 with more than $137.0 million of cash on hand, thus providing sufficient liquidity to fund our ongoing operations without an immediate need to access the capital markets. Our strong financial structure, coupled with the improvements made to our operating platform over the past several years, puts us in an excellent position to continue delivering sustainable, profitable growth to our valued Unitholders.”
Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.
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